PRESS RELEASE                    SOURCE: Macquarie/First Trust Global
                                 Infrastructure/Utilities Dividend & Income Fund


MACQUARIE/FIRST TRUST GLOBAL INFRASTRUCTURE/UTILITIES DIVIDEND & INCOME FUND

Wheaton, IL - (BUSINESS WIRE) - February 24, 2011 - Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (NYSE: MFD) (the "Fund"), announced today that the Board of Trustees of the Fund has approved a share repurchase program whereby the Fund may purchase up to 6% of its outstanding common shares (currently 544,678 shares). The share repurchase program will continue until the earlier of (i) the repurchase of up to 6% of the Fund's current outstanding common shares, or (ii) August 23, 2011. The Board of Trustees has authorized the share repurchase program with the expectation it will increase shareholder value through the accretive nature of the purchases to the Fund's net asset value. There is no assurance that the Fund will purchase shares at any particular discount levels or in any specific amounts. There also is no assurance that the market price of the Fund's shares will increase as a result of any share repurchases.

The Fund is a non-diversified, closed-end management investment company, investing predominantly in listed infrastructure and utilities companies in selected developed countries globally. The Fund's investment objective is to seek a high level of current return consisting of dividends, interest and other similar income, while attempting to preserve capital.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of approximately $43 billion as of January 31, 2011 through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchange-traded funds.

Macquarie Capital Investment Management LLC ("MCIM") and Four Corners Capital Management, LLC ("Four Corners") are the Fund's investment sub-advisors. Both MCIM and Four Corners operate within Macquarie Funds Group ("MFG") and are wholly-owned, indirect subsidiaries of Macquarie Group Limited ("Macquarie Group"). Macquarie Group is a global provider of banking, financial, advisory, investment and funds management services. Macquarie Funds Group is the global investment management business of Macquarie Group. The Fund's Core Component, which consists primarily of equity securities and equity-like securities issued by infrastructure issuers, is managed by MCIM, which started operations in 2004 with the launch of the Fund. MCIM and its Australia-based affiliates managed approximately $2.5 billion of assets as of October 31, 2010, in MFG's Infrastructure Securities portfolios, which includes the Fund. The Fund's Senior Loan Component is managed by Four Corners. Four Corners was founded in 2001 and became a wholly-owned, indirect subsidiary of Macquarie Group in 2008. Four Corners managed approximately $1.4 billion of assets as of December 31, 2010, with an emphasis on Senior Loans.

The Fund's daily New York Stock Exchange closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

This press release does not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

FORWARD LOOKING STATEMENTS

Certain statements made in this news release that are not historical facts are referred to as "forward-looking statements" under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of FTA and the Fund and their present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FTA and the Fund undertake no responsibility to update publicly or revise any forward-looking statements.


CONTACT:

Press Inquiries         Jane Doyle         630-765-8775

Analyst Inquiries       Jeff Margolin      630-915-6784

Broker Inquiries        Jeff Margolin      630-915-6784


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Source:  Macquarie/First Trust Global Infrastructure/Utilities Dividend
         & Income Fund